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                                                                   EXHIBIT 10.14



                                 March 22, 2001


Mr. Aram H. Keith
c/o The Keith Companies, Inc.
2955 Red Hill Avenue
Costa Mesa, CA 92626

Dear Mr. Keith:

        The Keith Companies, Inc., for itself, its successors and assigns (collectively, the "Company") considers it essential to the best interests of its shareholders to foster the continued employment of key management personnel, particularly if there should develop uncertainty regarding the business climate surrounding Company's future. In this regard, the Board of Directors of the Company (the "Board") recognizes that the possibility of a Change in Control (as defined below) of the Company's ownership may exist now or in the future and that such possibility, and the uncertainty and questions which it necessarily raises among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders in a period when their undivided attention and commitment to the best interests of the Company and its shareholders would be particularly important.

        Accordingly, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management, including yourself, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control of the Company. This Agreement is not intended to alter materially the compensation and benefits that you could reasonably expect in the absence of a Change in Control of the Company or your "at will" employment status and, accordingly, this Agreement, though taking effect upon execution hereof, will be operative only upon a Change in Control of the Company.

        1. In order to induce you to remain in the employ of the Company, the Company agrees that you shall receive the benefits set forth in this letter agreement (the "Agreement") in the event you are involuntarily or constructively terminated from your position with the Company at any time during a two year period (a "Termination") following the date of a Change in Control of the Company (as defined in Section 3 hereof) under the circumstances described below. For the purposes of this Agreement, involuntary or constructive Termination shall include, without limitation:

               (a) A reduction by the Company in your base salary, bonus computation or title, or a substantial reduction in your responsibilities as in effect immediately prior to the Change in Control or as the same may be increased from time to time or a change in

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Mr. Aram H. Keith
March 22, 2001
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        employment conditions materially adverse from those in effect immediately prior to the Change in Control;

               (b) A failure by the Company to continue any bonus plans in effect as of the date of a Change in Control (the "Bonus Plans") or a failure by the Company to continue you as a participant in the Bonus Plans on at least the same basis as you presently participate in accordance with the Bonus Plans as of the date immediately prior to the Change in Control;

               (c) Without your express written consent, the Company's requiring you to be based anywhere other than within 25 miles of your present office location, except for required travel on the Company's business to an extent substantially consistent with your present business travel obligations;

               (d) The failure by the Company to continue in effect any stock ownership plan, stock purchase plan, stock option plan, life insurance plan, health-and-accident plan or disability plan in which you are participating at the time of a Change in Control of the Company (or plans providing you with substantially similar benefits), or the taking of any action by the Company which would adversely affect your participation in or materially reduce your benefits under any of such plans;

               (e) The taking of any action by the Company which would deprive you of any material fringe benefit (including, by way of example and without limitation, auto allowance) enjoyed by you at the time of the Change in Control or the failure by the Company to provide you with the number of paid vacation days to which you are then entitled in accordance with the Company's normal vacation policy in effect on the date of the Change in Control;

               (f) The failure by the Company to obtain the assumption or the agreement to perform this Agreement by any successor of the Company; and

               (g) Any other involuntary Termination which is not otherwise a result of (i) an act or acts of dishonesty by you constituting a felony for which you are convicted concerning your personal enrichment at the Company's expense, or (ii) a deliberate and intentional refusal by you (except by reason of incapacity due to illness or accident) to comply with the provisions of any confidentiality agreement between you and the Company, and such breach results in demonstrably material injury to the Company.

        2. Term of Agreement. This Agreement shall commence on the date hereof and shall continue in effect through March 22, 2003. At the end of each full two year term of this Agreement, this Agreement shall be automatically renewed for an additional two year period, unless the Company, at its sole and absolute discretion, notifies you of nonrenewal, such notice to be delivered in writing at least ninety (90) days prior to the end of the two year period. Upon


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Mr. Aram H. Keith
March 22, 2001
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notice of nonrenewal, you will be entitled to the protection afforded under this
Agreement for the remaining term of this Agreement.

        3. Change in Control. All benefits set forth hereunder shall be payable to you in the event (i) a Change in Control of the Company (as defined below) shall take place during the term of this Agreement, and (ii) a Termination shall occur at any time within the two year period immediately following the Change in Control. For purposes of this Agreement a Change in Control of the Company shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not the Company is then subject to such reporting requirement; provided that, without limitation, such a Change in Control shall be deemed to have occurred if
(i) any "person" (as such term is used in Section 13(d) and 14(d) of the Exchange Act), other than (A) Aram Keith (or his family members or affiliates) or (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company's then outstanding voting securities; (ii) there is a merger or consolidation of the Company in which the Company does not survive as an independent public company; (iii) the business or businesses of the Company for which your services are principally performed are disposed of by the Company pursuant to a partial or complete liquidation of the Company, a sale of assets (including stock of a subsidiary) of the Company, or otherwise; or (iv) during any period of two (2) consecutive years during the term of this Agreement, individuals who, at the beginning of such period constitute the Board, cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period.

        4. Compensation Following Termination.

               (a) Subject to the terms and conditions of this Agreement, after a Change in Control of the Company which occurs during the term of this Agreement, followed by your termination of employment at any time during the two-year period immediately following the Change in Control, and if such termination is a "Termination" as defined in Section 1 above, you shall be entitled to (i) a lump sum payment, within fifteen (15) days following your Termination, in an amount equal to two times the highest annual level of total cash compensation (including any and all bonus amounts) paid to you by the Company (as reported on Form W-2) during any one of the three consecutive calendar years inclusive of the year of your Termination and using, for the year of your Termination, the stated level of annual cash compensation (including any and all bonus amounts) in effect on the date of your Termination (i.e., the two calendar years before the year of your Termination and your stated annual cash compensation, including bonus amounts for the calendar year during which your Termination occurs, treating, as earned,

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Mr. Aram H. Keith
March 22, 2001
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        the amount of any bonus for which you are eligible during the year of your Termination), (ii) the immediate vesting of all previously granted but unvested stock options to acquire securities from the Company and outstanding on the date of the Termination, (iii) continuing health coverage for a period of twenty-four (24) months, at a level commensurate with that which you enjoyed with the Company immediately prior to such Change in Control or, if such coverage is not available to the Company, payment in an amount to enable you to obtain substantially equivalent coverage for such period, (iv) for a period of twenty-four
        (24) months, all other benefits under welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, any other medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide you with benefits which are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for you at any time during the 120-day period immediately preceding the date of a Change of Control or, if more favorable to you, those provided generally at any time after the date of a Change of Control through the date of your Termination, to other peer executives of the Company and its affiliated companies, (v) for a period of twenty-four (24) months fringe benefits, including, without limitation, tax and financial planning services, payment of club dues, and automobile allowance and payment of related expenses, in accordance with the most favorable plans, practices, programs and policies of the Company and its affiliated companies in effect for you at any time during the 120-day period immediately preceding the date of a Change of Control, or, if more favorable to you, as in effect generally at any time thereafter until the date of your Termination with respect to other peer executive of the Company and its affiliated companies, and (vi) for a period of twenty-four (24) months a reasonable level of outplacement services the scope and provider of which shall be selected by you in your sole discretion.

               (b) The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against you or others. In no event shall you be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to you under any of the provisions of this Agreement and such amounts shall not be reduced whether or not you obtain other employment. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which you may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, you or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by you about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal

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Mr. Aram H. Keith
March 22, 2001
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        rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code
        of 1986, as amended (the "Code").

        5. CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY.

               (a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of you (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 5) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by you with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then you shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by you of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 5(a), if it shall be determined that you are entitled to a Gross-Up Payment, but that the Payments do not exceed 110% of the greatest amount (the "Reduced Amount") that could be paid to you such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to you and the Payments, in the aggregate, shall be reduced to the Reduced Amount.

               (b) Subject to the provisions of Section 5(c), all determinations required to be made under this Section 5, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a certified public accounting firm as may be designated by you (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and you within 15 business days of the receipt of notice from you that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, you shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 5, shall be paid by the Company to you within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and you. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made

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Mr. Aram H. Keith
March 22, 2001
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        ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 5(c) and you thereafter are required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of you.

               (c) You shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after you are informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. You shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies you in writing prior to the expiration of such period that it desires to contest such claim, you shall:

                      (i) give the Company any information reasonably requested
               by the Company relating to such claim;

                      (ii) take such action in connection with contesting such
               claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

                      (iii) cooperate with the Company in good faith in order
               effectively to contest such claim; and

                      (iv) permit the Company to participate in any proceedings
               relating to such claim;

        provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold you harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 5(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct you to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and you agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs you to pay such claim and sue

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Mr. Aram H. Keith
March 22, 2001
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        for a refund, the Company shall advance the amount of such payment to you, on an interest-free basis and shall indemnify and hold you harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of you with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and you shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

               (d) If, after the receipt by you of an amount advanced by the Company pursuant to Section 5(c), you become entitled to receive any refund with respect to such claim, you shall (subject to the Company's complying with the requirements of Section 5(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by you of an amount advanced by the Company pursuant to Section 5(c), a determination is made that you shall not be entitled to any refund with respect to such claim and the Company does not notify you in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

        6. Successors; Binding Agreement.

               (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree in writing to perform this Agreement. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall require the Company to pay to you compensation from the Company in the same amount and on the same terms as you would be entitled hereunder following a Change in Control of the Company immediately coupled with a Termination, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date on which you shall receive such compensation from the Company. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

               (b) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisee and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided

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Mr. Aram H. Keith
March 22, 2001
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        herein, shall be paid in accordance with the terms of this Agreement to your devises, legatee or other designee or, if there is no such designee to your estate.

        7. Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States Registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of a change of address shall be effective only upon receipt.

        8. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California and the venue for any legal action shall be the Superior Courts of Orange County, California.

        9. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

        10. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

        11. Entire Agreement. This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes any prior or contemporaneous agreements or understandings relating to the subject matter hereof.

        12. Headings. The headings of the Articles and Paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

        13. Severability. The provisions of this Agreement are severable. The invalidity, in whole or in part, of any provision of this Agreement shall not affect the validity or enforceability of any other of its provisions. If one or more provisions hereof shall be so declared invalid or unenforceable, the remaining provisions shall remain in full force and effect and shall be

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Mr. Aram H. Keith
March 22, 2001
Page 9



construed in the broadest possible manner to effectuate the purposes hereof. The parties further agree to replace such void or unenforceable provisions with provisions which will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provisions.

        14. Attorneys' Fees. In the event any party to this Agreement initiates any action, suit, motion, application, arbitration or other proceeding which concerns the interpretation or enforcement of this Agreement, the prevailing party in such action, suit, motion, application, arbitration or other proceeding, or judgment creditor, shall be entitled to recover its costs and attorneys' fees from the nonprevailing party or judgment debtor, including costs and fees on appeal, if any.

        If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

                                            Sincerely,

                                            THE KEITH COMPANIES, INC.
                                            a California corporation


                                            By: /s/ GARY C. CAMPANARO
                                               ---------------------------------
                                               Its: Chief Financial Officer and
                                                    Secretary

AGREED TO this
22nd day of March, 2001


/s/ ARAM H. KEITH
-----------------------------------
    Aram H. Keith


         Approved by the Board of Directors of The Keith Companies, Inc.
                               on March 20, 2001.